Exhibit 10(g)(3)

PROTECTIVE LIFE CORPORATION

DEFERRED COMPENSATION PLAN

FOR OFFICERS

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2009)

Section 1.              Purpose; Plan Eligibility

The purpose of this Plan is to enable each Officer of the Company to save for retirement and other long-term needs by deferring receipt of a portion of the Officer’s compensation and by receiving additional deferred compensation that cannot be provided under the 401(k) Plan due to restrictions on the 401(k) Plan contained in the Code.

Section 2.              Definitions

“Accounts” shall mean a Participant’s Pay Deferral Account, Stock Deferral Account and Matching Account under the Plan.

“Base Salary” shall mean (a) a Participant’s base salary, as set forth in the records of the Company, and (b) any bonus payable in cash that does not meet the requirements of a Cash Bonus.

“Board” shall mean the Board of Directors of the Company or any duly authorized committee thereof.

“Cash Bonus” shall mean the annual cash bonus payable to a Participant under the Company’s Annual Incentive Plan (or such other eligible bonus plans as may be determined by the Company), and excluding sales, special or “one-time” bonuses (as determined by the Company).  The term “Cash Bonus” shall refer only to an annual bonus that is payable upon the satisfaction of pre-established organizational or individual performance criteria and that, at the time a Deferral Election is made, is not substantially certain to be paid.

“Change of Control” shall occur (subject to the provisions of Code Section 409A), when (i) any one person (or more than one person acting as a group (as provided in Code Section 409A)) (such person or group, an “Acquiring Person”) acquires ownership of the Company’s stock that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of the appointment or election, or (iii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions.

“Closing Price” of the Common Stock on any trading day shall mean the daily closing price for a share of the Common Stock on the Composite Tape for the New York Stock Exchange or, if the Common Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which the Common Stock is listed or, if the Common Stock is not listed on any such exchange, the average of the daily closing bid quotations with respect to a share of the Common Stock on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value of a share of the Common Stock as determined by a majority of the Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.  Reference to a Section of the Code shall include that Section, the regulations promulgated thereunder, and any comparable section of any future legislation that amends, supplements or supersedes such Section, effective as of the date such comparable Section is effective with respect to the Plan.

“Committee” shall mean the Compensation and Management Succession Committee of the Board (or its designee).

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Protective Life Corporation, a Delaware corporation, and any successor thereto.

“Company Matching Contribution” shall have the meaning set forth in the 401(k) Plan.

“Compensation” shall mean an Officer’s Base Salary, Cash Bonuses, and shares of Common Stock that are issuable to the Officer under the Company’s Long-Term Incentive Plan and are designated by the Company as eligible for deferral hereunder.

“Deferral Election” shall mean the election by a Participant to defer receipt of Compensation pursuant to Section 3.

“Disability” shall mean that the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, or (3) has been determined to be totally disabled by the Social Security Administration.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“401(k) Plan” shall mean the Company’s 401(k) and Stock Ownership Plan, as from time to time amended.

“Matching Account” shall mean a book entry account established by the Company to record the amounts credited to a Participant with respect to the Participant’s Supplemental Matching Contributions (and earnings thereon).

“Mutual Fund Investments Matching Subaccount” shall mean a subaccount of the Matching Account for that portion of each allocation of Supplemental Matching Contributions that the Participant initially elects to allocate to a Phantom Fund other than the Protective Stock Fund (as provided in Section 4(d)) (and earnings thereon).

“Mutual Fund Investments Pay Deferral Subaccount” shall mean a subaccount of the Pay Deferral Account for (1) all deferrals of cash bonuses made pursuant to the Plan before January 1, 2005 that were credited as a “cash allotment” as of December 31, 2004, and (2) all deferrals of Base Salary and Cash Bonuses made pursuant to the Plan after December 31, 2004 that the Participant initially elects to allocate to a Phantom Fund other than the Protective Stock Fund (as provided in Section 4(d)) (and earnings thereon).

“Officer” shall mean an officer of the Company (as determined by the Company in its sole discretion) who is a member of a “select group of management or highly compensated employees” within the meaning of ERISA.

“Participant” shall mean any Officer who either (a) is eligible to make and does make a Deferral Election, or (b) has a Supplemental Matching Contribution allocated to his or her Matching Account.

“Participating Companies” shall mean the Company and its affiliated companies.

“Pay Deferral Account” shall mean a book entry account established by the Company to record the amounts credited pursuant to a Participant’s Deferral Election with respect to Base Salary or Cash Bonuses (and earnings thereon).

“Phantom Fund” shall mean one or more mutual funds or other investments (including the Protective Stock Fund) which shall determine the hypothetical investment experience of the Participant’s Accounts under the Plan as provided in Section 4.

“Plan” shall mean the Protective Life Corporation Deferred Compensation Plan for Officers, as from time to time amended.

“Plan Year” shall mean each period beginning on January 1 and ending on December 31 of the same year.

“Post-2008 Subaccount” shall mean a subaccount for (1) all amounts credited to a Participant’s Pay Deferral Account after December 31, 2008 (and earnings thereon), and (2) all amounts credited to a Participant’s Stock Deferral Account after December 31, 2008 (and earnings thereon).

“Pre-2005 Subaccount” shall mean a subaccount for (1) all amounts credited to a Participant’s Pay Deferral Account before January 1, 2005 (and earnings thereon), and (2) all amounts credited to a Participant’s Stock Deferral Account before January 1, 2005 (and earnings thereon).

“Protective Stock Fund” shall mean a Phantom Fund that is deemed to be invested primarily in Common Stock.

“Protective Stock Investment Matching Subaccount” shall mean a subaccount of the Matching Account for (1) one-half of each allocation of Supplemental Matching Contributions (and earnings thereon), plus (2) that portion of the remaining one-half of each allocation of Supplemental Matching Contributions that the Participant initially elects to allocate to the Protective Stock Fund (as provided in Section 4(d)) (and earnings thereon).

“Protective Stock Investment Pay Deferral Subaccount” shall mean a subaccount of the Pay Deferral Account for (1) all amounts attributable to deferrals of cash bonuses made pursuant to the Plan before January 1, 2005 that were credited as a “stock allotment” as of December 31, 2004 (and earnings thereon), and (2) all deferrals of Base Salary and Cash Bonuses made pursuant to the Plan after December 31, 2004, that the Participant initially elects to allocate to the Protective Stock Fund (as provided in Section 4(d)) (and earnings thereon).

“Specified Employee” shall mean, with respect to April 1 of each Plan Year (beginning April 1, 2005) and for the 12-month period thereafter, any person who met the definition of a “key employee” of the Company under Code Section 416(i) (without regard to Code Section 416(i)(5)) at any time during the preceding Plan Year, all as provided in Code Section 409A.

“Stock Deferral Account” shall mean a book entry account established by the Company to record the amounts credited pursuant to a Participant’s Deferral Election with respect to Compensation in the form of Common Stock (and earnings thereon).

“Supplemental Matching Contribution” shall mean a credit to a Participant’s Matching Account, determined as provided in Section 5.

“Termination of Employment” shall mean a Participant’s “separation from service” with the Company and each other Participating Company by which the Participant is employed, as defined in Code Section 409A (other than a separation from service as a result of death or Disability).

“2005-2008 Subaccount” shall mean a subaccount for (1) all amounts credited to a Participant’s Pay Deferral Account after December 31, 2004 and before January 1, 2009 (and earnings thereon), and (2) all amounts credited to a Participant’s Stock Deferral Account after December 31, 2004 and before January 1, 2009 (and earnings thereon).

“Unforeseeable Emergency” shall have the meaning set forth in Section 7(k).

Section 3.              Deferral of Compensation

(a)  Deferral Elections.  On or before December 31 of any calendar year, an Officer may elect to defer receipt of Base Salary otherwise payable to the Officer for services rendered in a subsequent calendar year.  On or before June 30 of any calendar year and subject to the requirements of Code Section 409A, an Officer who has been continuously employed by the Participating Companies from the later of (1) January 1 of such calendar year and (2) the date on which the performance criteria with respect to the Cash Bonus or Common Stock award for such calendar year were established may elect to defer receipt of Cash Bonuses and Common Stock otherwise payable to the Officer with respect to a performance period ending on December 31 of the year in which the deferral election is made.  Furthermore, when an Officer who is not (and has not during the immediately preceding 24 months been) eligible to participate in any other plan, program or arrangement of the Company which must be aggregated with the Plan for purposes of Code Section 409A first becomes eligible to participate in the Plan, the Officer may elect, within the 30 day period immediately following such eligibility date, to defer receipt of Base Salary otherwise payable to the Officer in the calendar year in which such eligibility date occurs with respect to services performed after the date of the Deferral Election.  A Deferral Election shall be made by written or electronic notice on a form or in a manner prescribed by or acceptable to the Company and shall be effective only when properly filed with the Company.  The Company may from time to time establish minimum and maximum amounts (which may be stated as percentages of Compensation) that an Officer may defer.  Any Deferral Election shall be subject to such conditions as the Company shall determine.

(b)  Form and Duration of Election to Participate.  Unless otherwise specified in a Deferral Election (or as provided in Section 7(k)), a Deferral Election made by a Participant shall continue in effect (including with respect to Compensation payable in subsequent calendar years) unless and until the Participant revokes or modifies such election by written or electronic notice on a form or in a manner prescribed by or acceptable to, and filed with, the Company.  Any such revocation or modification of a Deferral Election shall become effective only with respect to Compensation payable with respect to services performed or a performance period ending in the calendar year following the Company’s receipt of such revocation or modification.

(c)  Renewal.  A Participant who has revoked a Deferral Election may file a new Deferral Election to defer Compensation payable with respect to services performed or a performance period ending in the calendar year following the year in which such new Deferral Election is filed.

(d)  Participant with Previous Termination.  Any Plan provision to the contrary notwithstanding, a former Participant who is an Officer and who has previously received a distribution from the Plan upon Termination of Employment may not recommence participation in the Plan until the second calendar year after the year in which the former Participant again became an Officer.

Section 4.              Pay Deferral, Stock Deferral and Matching Accounts

(a)   General.  The Company shall establish and maintain (1) a separate Pay Deferral Account for each Participant who has deferred Base Salary or Cash Bonuses, (2) a separate Stock Deferral Account for each Participant who has deferred Common Stock that was otherwise issuable under the terms of the Company’s Long-Term Incentive Plan, and (3) a separate Matching Account for each Participant who receives a Supplemental Matching Contribution (as provided in Section 5).  The Company shall also establish and maintain (1) the appropriate Mutual Fund Investments Pay Deferral Subaccount and Protective Stock Investment Pay Deferral Subaccount within each Deferral Account, (2) the Protective Stock Fund within each Stock Deferral Account, (3) the appropriate Mutual Fund Investments Matching Subaccount and Protective Stock Investment Matching Subaccount within each Matching Account, and (4) as appropriate, Pre-2005 Subaccounts, 2005-2008 Subaccounts and Post-2008 Subaccounts within each Pay Deferral Account and Stock Deferral Account.  Within each Account and Subaccount, the Company shall maintain records on a Plan Year basis.

(b)  Credits to Accounts.  An amount equal to the amount of Base Salary and Cash Bonus deferred pursuant to a Participant’s Deferral Election shall be credited to the Participant’s Pay Deferral Account as of the date such Compensation would otherwise have been paid to the Participant. A number of stock equivalents equal to the number of shares of Common Stock deferred pursuant to a Participant’s Deferral Election shall be credited to the Participant’s Stock Deferral Account as of the date such Compensation would otherwise have been paid to the Participant.   A Participant’s Supplemental Matching Contribution for a Plan Year shall be credited to the Participant’s Supplemental Matching Account as of the date such amounts would have been allocated as the Company Matching Contributions to the accounts of the Participant in the 401(k) Plan but for application of the applicable Code limits.  Each amount so credited to an Account shall also be allocated to the appropriate Subaccount or Subaccounts within such Account.

(c)  Designation of Phantom Funds.  The Company shall select Phantom Funds which shall be used to determine the hypothetical investment experience of each Participant’s Accounts under the Plan.  Except as provided in Section 8(a), the Protective Stock Fund shall be the only Phantom Fund available for the Protective Stock Investment Pay Deferral Subaccount, the Stock Deferral Account and the Protective Stock Investment Matching Subaccount.

(d)  Investment Election.  Each Participant shall from time to time designate, in such manner as may be approved by the Company, the Phantom Fund or Funds that shall determine the investment experience with respect to such Participant’s Mutual Fund Investments Pay Deferral Subaccount and Mutual Fund Investments Matching Subaccount.  The Company may, in its discretion, (1) establish minimum amounts (in terms of dollar amounts or percentages) that may be allocated to any Phantom Fund, (2) establish rules regarding the time at which any such election (or any change in such election permitted under Section 4(e)) shall become effective, and (3) permit transfers among Phantom Funds in a Participant’s Mutual Fund Investments Pay Deferral Subaccount and Mutual Fund Investments Matching Subaccount balances, pursuant to such procedures as the Company shall determine.  If a Participant fails to make a valid election with respect to any amount allocated to the Participant’s Mutual Fund Investments Pay Deferral

Subaccount or the Participant’s Mutual Fund Investments Matching Subaccount (or if any such election ceases to be effective), such amount shall be deemed invested in the Phantom Fund which the Company determines generally to have the least risk of loss of principal.

(e)  Change in Designation of Phantom Fund.  Any change in the Phantom Funds designated with respect to all or any portion of a Participant’s Mutual Fund Investments Pay Deferral Subaccount and Mutual Fund Investments Matching Subaccount shall comply with the currently applicable rules established by the Company and all rules applicable with respect to any initial designation of such Phantom Funds.  Except as provided in Section 8(a), in no event may a Participant transfer funds from a Phantom Fund other than the Protective Stock Fund to the Protective Stock Fund, or transfer funds from the Protective Stock Fund to another Phantom Fund.

(f)  Allocations to Protective Stock Fund.   If deferred Base Salary (other than the bonuses included in the definition of “Base Salary”) has been allocated to the Protective Stock Fund, the Protective Stock Fund in the Participant’s Protective Stock Investment Pay Deferral Subaccount shall be credited with a stock equivalent that shall be equal to the number of full and fractional shares of Common Stock that could be purchased with the dollar amount of the allotment, based upon the Closing Price of the Common Stock as of the date of allocation.  If a deferred Cash Bonus or a bonus included in the definition of “Base Salary” has been allocated to the Protective Stock Fund, the Protective Stock Fund in the Participant’s Protective Stock Investment Pay Deferral Subaccount shall be credited with a stock equivalent that shall be equal to the number of full and fractional shares of Common Stock that could be purchased with the dollar amount of the allotment, based upon the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of allocation.  Each allocation of Supplemental Matching Contributions to the Protective Stock Fund in the Participant’s Protective Stock Investment Matching Subaccount for a Plan Year shall be based upon (1) the amount of the Supplemental Matching Contribution so allocated, and (2) the price per share of Common Stock that would have been used to allocate such Supplemental Matching Contributions had they been allocable as Company Matching Contributions to the Participant’s account under the 401(k) Plan.

(g)  Allocations to Other Phantom Funds.   Allocations of deferred Base Salary, deferred Cash Bonuses, and Supplemental Matching Contributions to the Phantom Funds (other than the Protective Stock Fund) shall be based upon the amount deferred (or the amount of the Supplemental Matching Contribution) and the value of the Phantom Fund as of the date of allocation.

(h)  Crediting of Phantom Investment Experience.  Except as provided in Section 4(i), as of the last day of each calendar quarter (or such other time or times as the Company may establish), each Account shall be credited or debited (as the case may be) with an amount equal to the net investment gain or loss that such Participant would have realized had the Participant actually invested in each Phantom Fund an amount equal to the portion of the Participant’s Account designated as deemed invested in such Phantom Fund during that calendar quarter (or such other period as the Company may establish).

(i)  Election to Receive Cash.  If so elected as part of an initial Deferral Election under Section 3(a), a Participant may elect to be paid in cash, in lieu of the credit to the Participant’s Account as provided in Section 4(h), an amount equal to the amount of dividends that would otherwise be credited to the Protective Stock Fund in the Participant’s Account with respect to amounts deferred pursuant to that election.  The Participant may make such election by written or electronic notice on a form or in a manner prescribed by or acceptable to the Company and properly filed with the Company.  The Company shall make payments to the Participant pursuant to this Section 4(i) as soon as reasonably practicable after (but no later than the end of the calendar year in which) any corresponding dividend is paid.

Section 5.              Supplemental Matching Contributions

(a)  Eligibility for Supplemental Matching Contribution.  A Supplemental Matching Contribution shall be credited to the Supplemental Matching Account of each Officer who (1) during all or a portion of a Plan Year, was eligible to participate in the 401(k) Plan, and (2) either (A) is employed by a Participating Company on the date the Supplemental Matching Contribution for such Plan Year is generally allocated to the Supplemental Matching Accounts of the Participants in the Plan, or (B) whose termination of employment was due to Disability or death, or (C) who terminated employment (for a reason other than Disability or death) while eligible for a Normal or Early Retirement Benefit pursuant to terms of the Company’s qualified pension plan.

(b)  Determination of Supplemental Matching Contribution.  The Supplemental Matching Contribution for a Participant for any Plan Year shall equal (1) the lesser of (A) 4% of the Participant’s “Compensation” (as defined in the 401(k) Plan) payable during the year (ignoring deferrals under the 401(k) Plan, this Plan, and Code Section 125) and (B) the total amount of Base Salary and Cash Bonus that the Participant deferred or contributed during the Plan Year (under the 401(k) Plan and this Plan), minus (2) the actual Company Matching Contribution that the Participant received under the 401(k) Plan for such Plan Year, as determined while applying the restrictions imposed by the Code.  The first Supplemental Matching Contribution under the Plan shall be allocated in 2006 with respect to the 2005 Plan Year.

Section 6.              Vesting of Accounts

                Each Participant shall be fully vested in the Participant’s Accounts at all times.

Section 7.              Distribution from Accounts

                (a)  General Provisions.  Distribution of any amount credited to a Participant’s Accounts (other than amounts credited to the Protective Stock Fund) shall be payable in cash.  Distribution of any amount credited to a Participant’s Accounts in the Protective Stock Fund shall be partly in shares of Common Stock and partly in cash, with the cash portion equal to the sum of the tax withholding obligation and the value of any fractional stock equivalents with respect to the distribution.  Distributions shall be subject to such rules and procedures as the Company shall determine.

(b)  Timing of Distributions. Distributions from each of a Participant’s Pay Deferral Account and Stock Deferral Account may be made only (1) upon the death, Disability or Termination of Employment of the Participant, (2) at the times elected by the Participant pursuant to the provisions of this Section 7, or (3) on account of an Unforeseeable Emergency (as provided in Section 7(k)).  Distributions from a Participant’s Matching Account may be made only upon the death, Disability or Termination of Employment of the Participant.

(c)  Initial Distribution Elections.  In order to make an effective Deferral Election, each Participant must file with the Company, as a part of the Participant’s Deferral Election under Section 3(a), a written or electronic initial election with respect to the timing and manner of distribution of the amount credited to the Participant’s Pay Deferral Account and Stock Deferral Account and to the manner of distribution of the amount credited to the Participant’s Supplemental Matching Account. An election with respect to a Participant’s Pay Deferral Account and Stock Deferral Account may include an election to begin distribution upon Termination of Employment (which election, for a Participant’s 2005-2008 Subaccounts and Post-2008 Subaccounts, shall be irrevocable after December 31, 2008) or an election to begin distribution upon such specified date as may be elected by the Participant (which election may be amended as provided in Section 7(d), 7(e) or 7(f) (as the case may be)).  An election with respect to a Participant’s Pay Deferral Account, Stock Deferral Account or Supplemental Matching Account may include an election to receive a distribution (1) in one lump-sum payment, or (2) in annual installments over a period not to exceed ten (10) years, as the Participant may designate (which election may be amended as provided in Section 7(d), 7(e) or 7(f) (as the case may be)).  Each such initial election may be made with respect to such portion of the Participant’s Pay Deferral Account, Stock Deferral Account and Matching Account related to the corresponding Deferral Election (e.g., prospectively, on a Plan Year by Plan Year basis) and pursuant to such rules and procedures as the Company may establish from time to time.

(d)  Amendment of Distribution Elections—Pre-2005 Subaccounts.  A Participant may elect to change the time and manner of distributions from the Pre-2005 Subaccounts in the Participant’s Pay Deferral Account and Stock Deferral Account in accordance with the terms of the Plan as in effect on October 3, 2004; provided that no such election shall be effective unless the election is made and received by the Company before the Participant’s Termination of Employment or Disability and before the first day of the calendar year in which payments (1) are to begin pursuant to such election and (2) would have begun absent such election.

(e)  Amendment of Distribution Elections—2005-2008 Subaccounts.  (1) Before January 1, 2009 and subject to compliance with the requirements for a transition election under Code Section 409A, a Participant may elect to change the time and manner of distributions from the 2005-2008 Subaccounts in the Participant’s Pay Deferral Account and Stock Deferral Account; provided that no such election shall be effective unless the election was made and received by the Company before the Participant’s Termination of Employment or Disability and before January 1, 2009.

(2) After December 31, 2008, a Participant may elect to change the time and manner of distributions to be made on a specified date elected by the Participant from the 2005-2008 Subaccounts in the Participant’s Pay Deferral Account and Stock Deferral Account; provided that (A) such election must be made and received by the Company before the Participant’s Termination of Employment or Disability, (B) such election shall not take effect until at least 12 months after the date on which it is made, (C) such election may not be made less than 12 months before the date the first such payment is scheduled to be paid, and (D) the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date the first such payment would otherwise have been paid.  For purposes of Code Section 409A, an election to receive installment payments shall be treated as an election to receive a single payment.

(f)  Amendment of Distribution Elections—Post-2008 Subaccounts.  A Participant may elect to change the time and manner of distributions to be made on a specified date elected by the Participant from the Post-2008 Subaccounts in the Participant’s Pay Deferral Account and Stock Deferral Account; provided that (1) such election must be made and received by the Company before the Participant’s Termination of Employment or Disability, (2) such election shall not take effect until at least 12 months after the date on which it is made, (3) such election may not be made less than 12 months before the date the first such payment is scheduled to be paid, and (4) the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date the first such payment would otherwise have been paid.  For purposes of Code Section 409A, an election to receive installment payments shall be treated as an election to receive a single payment.

(g)  Amendment of Distribution Elections—Supplemental Matching Account.  A Participant may not elect to change the manner of distributions from Participant’s Supplemental Matching Account after an election as to the form of distribution has become effective.

(h)  Death.  If a Participant dies before distribution of the entire balance in the Participant’s Account, the balance in the Account shall be payable in a lump sum to:

(1)           the surviving beneficiary (or surviving beneficiaries in such proportions as) the Participant may have designated by notice in writing to the Company unrevoked by a later notice in writing to the Company or, in the absence of an unrevoked notice;

(2)           the Participant’s estate.

Payment under this Section 7(h) shall be made on the first business day of the second calendar month after the calendar month in which the Participant’s death occurred.  The beneficiary of a deceased Participant is responsible for notifying the Company of the death of the Participant.

                (i)  Disability.  Any other elections made by the Participant to the contrary notwithstanding, if a Participant incurs a Disability, the entire balance in the Participant’s

Account shall be paid to the Participant in a lump sum.  Payment under this Section 7(i) shall be made on the tenth business day after the Company determines that the Participant is Disabled.

(j)  Termination of Employment.  Subject to Section 7(o), payment of a lump sum pursuant to a Participant’s election to receive a distribution upon Termination of Employment shall be made on the twentieth (20th) business day after the date of the Participant’s Termination of Employment.  Subject to Section 7(o), payment of annual installments pursuant to a Participant’s election to begin distribution upon Termination of Employment shall begin on the twentieth (20th) business day after the date of the Participant’s Termination of Employment.

(k)  Unforeseeable Emergency.  (1) General Provisions.  If a Participant applies for a distribution from the Participant’s Pay Deferral or Stock Deferral Accounts in the event of an Unforeseeable Emergency (as defined below) and the Company determines, in good faith upon reasonable investigation and in its sole discretion, that such Participant has experienced an Unforeseeable Emergency, then the Plan may make a distribution to or for the benefit of Participant from such Accounts.  “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or beneficiary resulting from (A) an illness or accident of the Participant or the beneficiary, the Participant’s or the beneficiary’s spouse, or the Participant’s or the beneficiary’s dependent (as defined in Code Section 152(a)); (B) loss of the Participant’s or the beneficiary’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); (C) imminent foreclosure of or eviction from the Participant’s or the beneficiary’s primary residence; (D) the need to pay for medical expenses of the Participant or a beneficiary; (E) the need to pay for funeral expenses of the Participant’s spouse or dependents (as defined in Code Section 152(a)); or (F) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary, all as provided in Code Section 409A.  Whether a Participant or beneficiary is faced with an Unforeseeable Emergency will determined based on the facts and circumstances of each case but, in any case, no distribution will be made to the extent that such emergency is or may be relieved (A) through reimbursement or compensation from insurance or otherwise; (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (C) by cessation of deferrals under the Plan.  The purchase of a home and payment of college tuition are not Unforeseeable Emergencies.

(2)  Amount Distributable; Date of Payment.  The amount of any distribution on account of Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the emergency need (including the amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of the amounts reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available to the Participant upon cancellation of the Participant’s Deferral Election (as provided in Section 7(k)(3)).  Payment under this Section 7(k) shall be made on the tenth (10th) business day after the Company determines that the Participant has had an Unforeseeable Emergency.

(3)  Revocation of Deferral Election.  If a Participant receives a distribution on account of Unforeseeable Emergency (or receives a distribution on account of hardship or unforeseeable emergency under any other plan sponsored by the Company, the terms of which require a revocation of deferrals under this Plan (including the 401(k) Plan)), any standing Deferral Election shall be revoked automatically and the Participant shall not, for the remainder of the Plan Year in which such distribution is received and the immediately following Plan Year, be entitled to make any further Deferral Election, nor shall the Company be required to recognize or implement any such Deferral Election with respect to such Participant.

(l)  Lump Sum Payments.  If a Participant receives a payment from the Participant’s Accounts in a lump sum, the amount of payment shall be equal to the value of the Phantom Funds credited to the Accounts, as determined in good faith by the Company on such date as is as near as reasonably practicable to the date of payment.

(m)  Installment Payments.  The amount of an installment payment from a Participant’s Accounts shall equal the product of (1) the sum of the balance credited to such Accounts, as determined in good faith by the Company on such date as is as near as reasonably practicable to the date of payment, and (2) a fraction, the numerator of which is one and the denominator of which is the total number of installments remaining to be paid at the time (including the installment about to be paid).

(n)  Delay of Distributions—General.  Any Plan provision to the contrary notwithstanding, the Company may delay making a distribution under the Plan, in whole or in part, if (1) the Company reasonably anticipates that the Company’s tax deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m); provided that such delayed distribution shall be made at the earliest date at which the Company reasonably anticipates that the Company’s tax deduction with respect to such payment will not be limited or eliminated by application of Code Section 162(m), (2) the Company reasonably anticipates that making the distribution will violate federal securities laws or other applicable law; provided that such delayed distribution shall be made at the earliest date at which the Company reasonably anticipates that making the distribution will not cause such violation, or (3) such other events or conditions occur to permit the Company to delay distributions, as may be prescribed pursuant to Code Section 409A.

(o)  Delay of Distributions—Certain Key Employees.  Any Plan provision to the contrary notwithstanding and subject to Code Section 409A, payments to be made to a Specified Employee from the Participant’s 2005-2008 Subaccount and Post-2008 Subaccount upon a Termination of Employment may not be made before the date that is six months after the date of the Termination of Employment (or, if earlier, the date of death of the Specified Employee).  All payments to which the Specified Employee would otherwise be entitled during such six month period (determined as set forth in the remainder of this Section 7) shall be accumulated within the Accounts and Subaccounts in which they are otherwise credited and paid as soon as practicable after the end of such six month period (and within the same calendar year as the end of such six month period), in accordance with Section 7(l) or 7(m) (as the case may be) and based on the value of such Accounts and Subaccounts at the end of such six month period.

(p)  Time for Distributions—Section 409A Provision.  Any Plan provision to the contrary notwithstanding, for purposes of Code Section 409A, a payment that is to be made upon a designated date (as set forth in the Plan) shall be made (1) no earlier than such designated date, and (2) no later than the later of (A) the first date that it is administratively feasible to make such payment on or after such designated date or (B) the end of the calendar year containing such designated date.

Section 8.              Change of Control Provisions

(a)  Transfers from Protective Stock Fund Upon Change of Control.  Upon a Change of Control and for one year thereafter, a Participant may transfer all or any portion of the balance in the Protective Stock Fund to any Phantom Fund that was available under the Plan immediately before the Change of Control.  The Participant may not transfer any amounts in any Phantom Fund (other than the Protective Stock Fund) to the Protective Stock Fund.  Stock equivalents in the Protective Stock Fund that are transferred pursuant to this Section 8(a) shall be valued at the greatest of (1) the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the effective date of such transfer; (2) the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of the Change of Control; or (3) the highest price per share of Common Stock in the transaction or series of transactions constituting the Change of Control.

(b)  Valuation of Distributions from Protective Stock Fund.  After a Change of Control, all distributions of stock equivalents in the Protective Stock Fund under the Plan shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the greatest of (1) the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date on which the right to such distribution arose; (2) the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of the Change of Control; or (3) the highest price per share of Common Stock in the transaction or series of transactions constituting the Change of Control.

(c)  No Amendment.  This Section 8 may not be amended or modified in anticipation of or after the occurrence of a Change of Control.

Section 9.              Amendment and Termination

Except as provided in Section 8, the Company may amend, modify, terminate or discontinue the Plan at any time; provided that no such action shall reduce the amounts credited to a Participant’s Accounts immediately prior to such action, or change the time, method or manner in which the Participant’s Account is then being distributed.

Section 10.            Miscellaneous

(a)  Unfunded Plan.  The Company shall not be obligated to fund its liabilities under the Plan, the Accounts established for the Participants shall not constitute trusts, distributions hereunder shall be made from the general funds of the Company, and the rights of each

Participant shall be those of an unsecured general creditor of the Company.  A Participant’s claim at any time shall be for the amount credited to such Participant’s Accounts at such time.  No amount credited to a Participant’s Account shall be set aside or invested in any actual fund on behalf of such Participant, and neither the Participant nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Participant’s Account; provided that this Section 10(a) shall not preclude the Company from making investments for its own account (whether directly or through a grantor trust) to assist it in meeting its obligations hereunder.

(b)  Tax Withholding.  The Company shall have the right to deduct from all distributions hereunder any taxes required to be withheld by the federal or any state or local governments.

(c)  Non-Alienation.  The interest of a Participant under the Plan shall not be assignable by the Participant or the Participant’s beneficiary or legal representative, either by voluntary assignment or by operation of law, and any assignment of such interest, whether voluntary or by operation of law, shall be ineffective; provided that (1) a Participant may designate a beneficiary to receive any benefit payable under the Plan upon the Participant’s death, and (2) the legal representative of a Participant’s estate may assign the Participant’s interest under the Plan to the persons entitled to any benefit payable under the Plan upon the Participant’s death.

(d)  Plan Binding on Beneficiaries.  The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Participant.

(e)  No Guarantee of Employment.  Nothing contained herein shall impose any obligation on the Company to continue the tenure of an Officer beyond the term for which such Officer may have been elected or appointed, or shall prevent the discipline or discharge of an Officer.

(f)  No Rights as a Shareholder.  Neither a Participant nor any other person shall have any right to exercise any of the rights or privileges of a shareholder with respect to any units of the Protective Stock Fund credited to the Participant’s Accounts.

(g)  Adjustments to Common Stock.  In the event of any change in the Common Stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure, the number of shares credited to the Accounts shall be adjusted in such manner as a majority of the Board shall determine to be fair under the circumstances; provided that if a Change of Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors.

(h)  Acceleration of Payments.  If any amounts deferred pursuant to the Plan are includable in gross income by a Participant prior to payment of such amounts (in a “determination” (within the meaning of Code Section 1313(a)) or due to the Plan’s failure to meet the requirements of Code Section 409A), an amount equal to the amount required to be included in the Participant’s income shall be immediately paid to such Participant, notwithstanding the Participant’s elections hereunder.

(i)  Compliance With Laws and Regulations.  The Plan, and the obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company, in its discretion, may (1) postpone the issuance or delivery of Common Stock or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, (2) require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules and regulations, and (3) pay a Participant, in lieu of shares of Common Stock, cash in an amount equal to the product of (A) the Closing Price of the Common Stock as of the most recent practicable date before the date of payment, multiplied by (B) the number of stock equivalents in the Protective Stock Fund in the Participant’s Account.  The Company shall not be obligated to sell or issue Common Stock in violation of any such laws, rules or regulations, and neither the Company nor its directors, officers or employees shall have any obligation or liability to a Participant with respect to the Participant’s Account (or Common Stock issuable thereunder) because of any actions taken pursuant to the provisions of this Section 10(i).

(j)  Expense Reimbursement.  The Company shall promptly reimburse the Participant for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under the Plan.

(k)  Immunity from Liability.  Neither the Company nor any person acting for the Company or the Committee in the administration of the Plan shall incur any liability for anything done or omitted to be done in administering the Plan or making any determination required by the Plan, except in the case of willful misconduct or gross negligence.

(l)  Applicable Law; Interpretation.  The Plan shall be interpreted as a plan that is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of ERISA, and as a plan of deferred compensation under Code Section 409A.  The Plan shall be interpreted by and all questions arising in connection therewith shall be determined by Committee, whose interpretation or determination, when made in good faith, shall be conclusive and binding, unless a Change of Control shall have occurred, in which case such interpretation or determination shall be made by a majority of the Continuing Directors.

(m)          Restatement and Amendment.  This document incorporates into one document all of the provisions of the Plan, as amended and in effect as of January 1, 2009.

[This document is executed on the following page.]

IN WITNESS WHEREOF, the Company has executed this document as of November 3, 2008.

PROTECTIVE LIFE CORPORATION

By	:	/s/	John D. Johns
John D. Johns
Chairman of the Board, President and
Chief Executive Officer